Exhibit 11

CODE OF ETHICS

Code of Ethics of Sumitomo Mitsui Financial Group, Inc.

(English Translation)

Excerpts from Rules of Action—(3) 20 Guiding Rules and 60 Rules of Action—(3) Sound Management—Fifth Guiding Rule

(1) We will protect our assets and reputation by honest and ethical conduct of situations where interests of the Group and of the directors, officers or other employees of the Group are, or appear to be, in conflict.

Excerpts from Rules of Action—(3) 20 Guiding Rules and 60 Rules of Action—(3) Sound Management—Third Guiding Rule

(1) We will implement full, fair, timely, understandable and reasonable disclosure of accurate information pursuant to laws and regulations, especially in reports and documents that we files with, or submits to, the relevant authorities and other communications with the public.

Excerpts from Business Ethics—V. Compliance

We intend to be a financial services complex that always keeps in mind the importance of compliance. For this purpose, we constantly reflect our awareness of the Business Ethics in our business activities. In addition, we respond promptly to directives from auditors and inspectors. Through these actions, we observe all laws and regulations, and uphold moral standards in our business practices.

Excerpts from Control Process—(8) Responsibility and Dealing with Problems when they Arise

(ii) When you find any violation or possible violation of laws or other social rules or our Compliance Manual, you should report it promptly to a relevant Compliance Officer, General Manager, or the General Affairs Department, or call “SMFG Alarm Line.” Naturally, you will not suffer any disadvantage for making such a report or call.

Excerpts from Control Process—(8) Responsibility and Dealing with Problems when they Arise

(iv) A Compliance Officer, etc. may be censured if he or she is considered to be negligent in performing his or her duties. A director, officer or other employee shall also be censured if he or she is aware of a violation of laws or other social rules or of our Compliance Manual and does not report such violation.